Exhibit 4.2

TA THI PARENT, INC.

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

AMONG

TA THI PARENT, INC.

AND

THE STOCKHOLDERS

NAMED HEREIN

DATED AS OF APRIL 21, 2015

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9.	REMEDIES		26
	9.1	Generally	26
	9.2	Deposit	26

10.	LEGENDS		27
	10.1	Restrictive Legend	27
	10.2	1933 Act Legends	27
	10.3	Stop Transfer Instruction	27
	10.4	Termination of 1933 Act Legend	27

11.	AMENDMENT, TERMINATION, ETC		28
	11.1	Oral Modifications	28
	11.2	Written Modifications	28
	11.3	Effect of Termination	29

12.	DEFINITIONS		29
	12.1	Certain Matters of Construction	29
	12.2	Definitions	29

13.	MISCELLANEOUS		35
	13.1	Authority; Effect	35
	13.2	Notices	36
	13.3	Binding Effect, Etc.	37
	13.4	Descriptive Headings	37
	13.5	Counterparts	37
	13.6	Severability	37
	13.7	Use of GE Capital Name	37
	13.8	Stockholder’s Rights as Creditor	37

14.	GOVERNING LAW		38
	14.1	Governing Law	38
	14.2	Consent to Jurisdiction	38
	14.3	WAIVER OF JURY TRIAL	38
	14.4	Exercise of Rights and Remedies	39

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AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”) is made as of April 21, 2015 by and among:

(i)	TA THI Parent, Inc., a Delaware corporation (the “Company”);

(ii)	the Persons listed on the signature pages hereof as “Sponsors” (collectively with their Permitted Transferees, the “Sponsors”);

(iii)	THI-Undercover Holdings, LLC, a Delaware limited liability company (the “Rollover Investor”);

(iv)	Tectum Holdings, LLC (the “Indirect Rollover Investor”);

(v)	The Persons listed on the signature pages hereof as “Other Investors” (collectively, with their Permitted Transferees, the “Other Investors,” and, collectively with the Rollover Investor, the “Investors”);

(vi)	the Persons who (x) are listed on the signature pages hereof as “Managers”, (y) are Recipients of any Award under the 2014 Stock Option Plan and (z) from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Managers” (all such categories of Persons, together with their Permitted Transferees, the “Managers,” and together with the Sponsors and the Investors and their respective Permitted Transferees, the “Stockholders”); and

(vii)	any other Person who from time to time has become or becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”). For purposes of this Agreement, a Person who joins this Agreement pursuant to a Joinder Agreement shall be included in the term “Sponsor,” “Rollover Investor,” “Other Investor” or “Manager” as specified in such Joinder Agreement.

RECITALS

WHEREAS, the Company and certain of the Stockholders are parties to a Stockholders Agreement, dated July 28, 2014 (the “Original Agreement”);

WHEREAS, in connection with (i) the closing of the transactions contemplated by that certain Stock Purchase and Sale Agreement (the “SPA”), dated as of April 21, 2015 by and among Tectum Holdings, Inc., a Delaware corporation (“Tectum”), RealTruck, Inc. and Scott Bintz and (ii) Contribution Agreement, dated as of April 21, 2015 by and between the Company and Tectum, the Stockholders desire to amend and restate the Original Agreement by entering into this Agreement on the terms set forth herein to be effective as of the date hereof and immediately after the consummation of the transactions contemplated by the SPA (the “Closing”); and

WHEREAS, upon the Closing, the Company’s Capital Stock will be held as set forth on Schedule I hereto.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1 Closing. This Agreement shall become effective upon the Closing.

1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein and set forth or referred to in Section 12 hereof.

2. VOTING AGREEMENT.

2.1 Board of Directors. From and after the Closing and until the provisions of this Section 2 expire, each holder of Capital Stock shall vote all of his, her or its Capital Stock and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings), so that:

2.1.1 the authorized number of directors on the board of directors of the Company (the “Board”) shall be established and maintained at seven (7) directors (or such other number of directors as shall be determined from time to time by the Controlling Sponsors pursuant to Section 2.1.2);

2.1.2 the following individuals shall be elected to the Board:

(a) up to five (5) individuals (or such other number of individuals as shall be determined from time to time by the Controlling Sponsors) nominated by the Controlling Sponsors who, at the election of the Controlling Sponsors, may be employees or Affiliates of the Controlling Sponsors (a “Sponsor Director”) or independent directors (an “Independent Director”) (Sponsor Directors and Independent Directors are referred to herein collectively as “Sponsor Nominated Directors”), who initially shall be Jeffrey Barber and Michael Berk;

(b) for so long as the Rollover Investor continues to hold at least 77,200 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification), one (1) individual nominated by the Rollover Investor who shall be an employee, director or a principal of Kinderhook Industries, LLC (“Kinderhook,” and such director, the “Rollover Investor Director”), who initially shall be Thomas Tuttle; and

(c) the then current Chief Executive Officer of the Company, who shall initially be Bill Reminder;

2.1.3 for so long as the Rollover Investor continues to hold at least 77,200 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification), at the request of the Rollover Investor, the composition of the board of directors or other governing body of each of the Company’s Subsidiaries (each a “Sub Board”) shall be the same as that of the Board, and the Company shall promptly cause its Subsidiaries to take action to effect the same;

2.1.4 in the event the Controlling Sponsors elect to nominate an Independent Director pursuant to Section 2.1.2 above, the Controlling Sponsors will use their reasonable efforts to consult with Kinderhook regarding the selection of such Independent Director; provided, however, that the foregoing does not in any way alter or limit the discretion of the Controlling Sponsors with respect to any decision to nominate or not nominate any Independent Directors;

2.1.5 any committees of the Board or of a Sub Board shall be created only upon the approval of a majority of the Board or such Sub Board, as applicable;

2.1.6 subject to Section 2.1.7 below, any director of the Company or any of its Subsidiaries may be (or, as and to the extent required hereunder, shall be) removed from the Board or a Sub Board in the manner allowed by law and the Company’s or such Subsidiary’s certificate of incorporation and bylaws or similar governing documents; provided, that (a) with respect to any Sponsor Nominated Director, such removal (with or without cause) shall only be upon the written request of the Controlling Sponsors and for no other reason and (b) with respect to the Rollover Investor Director until such time as the Rollover Investor shall no longer have the right to designate a Rollover Investor Director, such removal (with or without cause) shall only be upon the written request of the Rollover Investor and for no other reason; and

2.1.7 if at any time a vacancy is created on the Board or any Sub Board by reason of the incapacity, death, removal or resignation of a director, such vacancy shall automatically reduce the number of directors pro tanto, until such time as the holders of the Shares entitled to designate such director pursuant to this Section 2.1 shall designate a director to fill such vacancy and such director shall have been elected to the Board or such Sub Board, as applicable, in accordance with this Agreement and the Company’s or such Subsidiary’s bylaws or similar governing documents, as applicable, whereupon the number of directors shall be automatically increased pro tanto. Upon receipt of notice of the designation of a nominee pursuant to this Section 2.1, each Stockholder shall, as soon as practicable after the date of such notice, take action, including the voting of his, her or its voting securities, to elect the director so designated to fill such vacancy.

2.2 Board Observers. For so long as the Rollover Investor continues to own at least 77,200 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification), the Rollover Investor shall be entitled to appoint one (1) Person as an observer to the Board who shall be an employee, director or a principal of Kinderhook (the “Rollover Observer”). The Controlling Sponsors shall be entitled to appoint one (1) Person as an observer to the Board (the “Sponsor Observer” and together with the Rollover Observer, the “Board Observers”). The Board Observers shall (subject to this Section 2.2) be entitled to attend and be notified of all meetings of the Board and any committees thereof in a non-voting capacity, and to receive copies of all notices, minutes, consents and other materials provided to the members of the Board; provided, that the Company reserves the right to withhold any information and/or materials and to exclude the Board Observers from access to any such material or meeting or portion thereof if (a) the Board believes, upon the advice of counsel, that such exclusion is reasonably necessary to preserve the attorney client privilege between the Company and its counsel or (b) access to such information or attendance at such meeting would result in a conflict of interest or is otherwise reasonably required to avoid any disclosure that is restricted by any agreement with any other Person. For the avoidance of doubt, the Board Observers shall not have voting rights or fiduciary obligations to the Company or its stockholders but shall be bound by the same confidentiality obligations as the members of the Board.

2.3 Grant of Proxy. Each holder of Capital Stock (other than the Controlling Sponsors and the Investors) hereby grants to the Controlling Sponsors an irrevocable proxy coupled with an interest to vote such holder’s Capital Stock in accordance with such holder’s agreements contained in this Section 2, which proxy shall be valid and remain in effect until the provisions of this Section 2 expire pursuant to Section 2.6.

2.4 Out-of-pocket Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each director and the Board Observers in connection with attending the meetings of the Board or any Sub Board and any committee thereof.

2.5 The Company. The Company agrees not to give effect to any action by any holder of Capital Stock or any other Person which is in contravention of this Section 2.

2.6 Period. The foregoing provisions of this Section 2 shall expire on the earlier of the consummation of (a) a Sale of the Company or (b) the Initial Public Offering.

3. TRANSFER RESTRICTIONS. Except for any Transfer by a Stockholder pursuant to Section 3.1.1, no holder of Capital Stock shall Transfer any of such Capital Stock to any other Person without first obtaining a written consent from the Company (which consent may be granted, conditioned or withheld in the Company’s sole discretion) which shall, if granted, be by action of the Board including the consent of at least one (1) Sponsor Director; provided that in no event shall a Sponsor be permitted to Transfer any Shares except as permitted pursuant to Section 3.1.3. Each Stockholder understands and agrees that the Capital Stock held by such Stockholder on the date hereof has not been registered under the Securities Act or under any state securities laws. No Stockholder shall Transfer such Capital Stock (or solicit any offers in respect of any Transfer of such Capital Stock), except in compliance with the Securities Act, any applicable state securities laws and any restrictions on Transfer contained in this Agreement or any other provisions set forth in any other agreements or instruments pursuant to which such Capital Stock was issued. No Stockholder (other than the ACAS Investor, the Ares Investor and the GE Investor) shall avoid the restrictions or obligations set forth in this Section 3 by (i) undergoing an ownership change itself, (ii) issuing equity interests or interests convertible into, exchangeable or exercisable for equity interests or permitting any transfer of its equity interests or interests convertible into, exchangeable or exercisable for its equity interests, or (iii) Transferring any Capital Stock to any other Person and then Transferring or permitting the Transfer of such other Person in whole or in part; provided, however, the Rollover Investor and the Indirect Rollover Investor may (x) permit a Transfer of equity interests held by each of their members as of the date hereof to any other member of the Rollover Investor or the Indirect Rollover Investor, respectively, as of the date hereof, so long as Kinderhook Capital Fund II, L.P. or one of its Affiliated Funds continues to hold at least a majority of the equity interests and convertible equity securities issued by each of the Rollover Investor and the Indirect Rollover Investor, or (y) issue equity securities to their respective existing members solely in connection with the raising of funds necessary to exercise the rights of the Rollover Investor pursuant to Section 5 (and only in connection with an offering in which the Rollover Investor is participating) with an aggregate sale price not to exceed the sum of (A) the cost of the Company’s securities to be purchased by the Rollover Investor in connection with the applicable offering pursuant to Section 5 plus (B) the actual out-of-pocket costs and expenses of the Rollover Investor and the Indirect Rollover Investor incurred in connection with such fund raise. In furtherance of the foregoing transfer restrictions, at the written request of the Controlling Sponsors, the Rollover Investor and Indirect Rollover Investor shall promptly deliver to the Company and the Controlling Sponsors a capitalization table showing all debt and equity securities and convertible or derivative securities issued and outstanding with respect to the Rollover Investor and Indirect Rollover Investor as of the date of such request, which capitalization table shall be certified to by at least one (1) manager of each of the Rollover Investor and the Indirect Rollover Investor.

3.1 Permitted Transfers.

3.1.1 Affiliates. Any Sponsor may Transfer any or all of its Shares to an Affiliate of such Sponsor, an Affiliated Fund or one of more of such Sponsor’s current limited partners or members.

3.1.2 Estate Planning. Subject to the provisions of Section 3.1.6 and any Award Agreement, (a) any holder of Shares may Transfer up to twenty-five percent (25%) of such holder’s Shares to such holder’s Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shares to the transferor if such transferee ceases to be a member of the transferor’s Family Group) and (b) upon the death of any holder of Shares who is a natural Person, such Shares may be distributed by the will or other instrument taking effect at death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees.

3.1.3 Transfers by a Sponsor. Notwithstanding anything contained herein to the contrary, any holder of Sponsor Shares may Transfer such Shares (or any other Equity Securities) only if (i) such Transfer is made pursuant to Section 3.1.1, (ii) such holder has complied with the “tag-along” provisions contained in Section 4.1 or (iii) the Controlling Sponsors have exercised their “drag-along” rights set forth in Section 4.2.

3.1.4 Transfers in Connection with Sections 4.1 and 4.2. Any holder of Capital Stock may Transfer any or all of such Capital Stock in accordance with the provisions, terms and conditions of (i) Section 4.1 and (ii) Section 4.2, as applicable.

3.1.5 Managers. Managers may Transfer to the Company and/or the Sponsors and the Rollover Investor, as applicable any shares of Award Stock pursuant to the 2014 Stock Option Plan.

3.1.6 Indemnification Obligations. Any Transfer of Shares in connection with Section 7.5 of the Purchase Agreement shall be permitted under the terms of this Section 3.1.

3.1.7 Transfers Required by Law. The ACAS Investor, the Ares Investor and the GE Investor may Transfer any Shares to the extent necessary to comply (as determined in good faith by such Stockholder, as applicable) with any governmental rule, law or regulation, or any directive or order of any Governmental Authority, regulatory authority or self-regulatory authority claiming to have authority to regulate or oversee any aspect of such Stockholders’, as applicable, business, including (without limitation) bank and securities examiners.

3.1.8 Requirements of Permitted Transfer. No Transfer permitted under the terms of Section 3.1 shall be effective unless the transferee of such Capital Stock has delivered to the Company a Joinder Agreement indicating that such Capital Stock shall be subject to all of the provisions of this Agreement, and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as a “Sponsor,” “Rollover Investor,” “Other Investor” or “Manager”, as the case may be, hereunder; provided, that no Transfer by any holder of Capital Stock to a Permitted Transferee shall relieve such holder of any of its obligations hereunder.

3.2 Pledges. Notwithstanding anything to the contrary herein (including, without limitations, the provisions of Section 3, each of the ACAS Investor and the Ares Investor shall be permitted to pledge or grant a security interest in all or any portion of its Capital Stock (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of the ACAS Investor, Ares Investor or any of their respective Affiliates, as applicable, to any Person providing any loan, letter of credit or other extension of credit to or for the account of the ACAS Investor, the Ares Investor or any of their respective Affiliates and any agent, trustee or representative of such Person but no such pledge or grant shall release the ACAS Investor or the Ares Investor, as applicable, from its obligations hereunder.

3.3 Impermissible Transfer. Any attempted Transfer of Capital Stock not permitted under the terms of this Section 3 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

3.4 Period. The foregoing provisions of Section 3 shall expire on the earlier of the consummation of (a) a Sale of the Company or (b) the Initial Public Offering.

4. “TAG-ALONG” AND “DRAG-ALONG” RIGHTS.

4.1 Tag-Along. If one or more Sponsors (each such Sponsor, a “Prospective Selling Sponsor”) proposes to Transfer any Equity Securities to any Prospective Buyer other than a Transfer made pursuant to Section 3.1.1:

4.1.1 Notice. The Prospective Selling Sponsors shall deliver a written notice (the “Tag-Along Notice”) to each other holder of Shares (each, a “Tag-Along Holder”) at least fifteen (15) business days prior to such proposed Transfer. The Tag-Along Notice shall include:

(a) the principal terms of the proposed Transfer, including (i) the number and class, series or kind of Equity Securities to be purchased from the Prospective Selling Sponsors, (ii) a fraction expressed as a percentage, determined by dividing the number of Equivalent Shares to be Transferred by the Prospective Selling Sponsors by the total number of Equivalent Shares held by such Prospective Selling Sponsors (the “Tag-Along Sale Percentage”), (iii) the per share purchase price or, if not reasonably determinable, the Prospective Selling Sponsors’ good faith, reasonable determination of the maximum and minimum per share purchase price and (iv) the name and address of the Prospective Buyer; and

(b) an invitation to each Tag-Along Holder to make an offer to include in the proposed Transfer to the applicable Prospective Buyer an additional number of Shares held by such Tag-Along Holder (not in any event to exceed in the case of a Tag-Along Holder and all of its Permitted Transferees the Tag-Along Sale Percentage of such Tag-Along Holder’s Total Equivalent Ownership), on the same terms and conditions (subject to the provisions of Section 4.3.2) with respect to each Share Transferred as the Prospective Selling Sponsors shall Transfer each of their Shares (provided, that the price payable to holders of Common Stock included in such Transfer shall be appropriately adjusted based on (i) the value of the offered shares of Series A Preferred Stock’s liquidation preference and the conversion ratio of the Series A Preferred Stock into Common Stock and (ii) the value of any shares of Series A-1 Preferred Stock to be included in such Transfer reflecting the liquidation preference and the conversion ratio of such shares into Common Stock).

4.1.2 Exercise. Within ten (10) business days after the effectiveness of the Tag-Along Notice under Section 13.2, each Tag-Along Holder desiring to make an offer to include Equity Securities held by it and covered by the Tag-Along Notice in the proposed Transfer (each a “Participating Seller” and, together with the Prospective Selling Sponsors, collectively, the “Tag-Along Sellers”) shall furnish a written notice (the “Tag-Along Offer”) to the Prospective Selling Sponsors offering to include an additional number of Equity Securities (provided, that in no event shall the number of Equivalent

Shares represented by such Equity Securities exceed the Tag-Along Sale Percentage of such Participating Seller’s Total Equivalent Ownership) which such Participating Seller desires to have included in the proposed Transfer. Each Tag-Along Holder who does not accept the Prospective Selling Sponsors’ invitation to make an offer to include Shares in the proposed Transfer shall be deemed to have waived all participation rights with respect to such Transfer, and the Tag-Along Sellers shall thereafter be free to Transfer to the Prospective Buyer, at a per share price no greater than the per share price (or, if not reasonably determinable, the maximum per share price) set forth in the Tag-Along Notice, subject to adjustment as set forth in Section 4.1.1(b) above, and on other principal terms which are not materially more favorable in the aggregate to the Tag-Along Sellers than those set forth in the Tag-Along Notice, without any further obligation to such non-accepting Tag-Along Holder.

4.1.3 Irrevocable Offer. The offer of each Participating Seller contained in its Tag-Along Offer shall be irrevocable, and, to the extent the Prospective Selling Sponsors consummate the proposed Transfer as such Transfer is described in the Tag-Along Notice (including with respect to the number of Equity Securities that are being Transferred by the Prospective Selling Sponsor), such Participating Seller shall be bound and obligated to Transfer in the proposed Transfer up to such number of Equity Securities as such Participating Seller shall have specified in its Tag-Along Offer (subject to appropriate reduction in the event the actual Tag-Along Sale Percentage is lower than the Tag-Along Sale Percentage set forth in the Tag-Along Notice); provided, however, that if the principal terms of the proposed Transfer change with the result that the per share price shall be less than the per share price (or, if not reasonably determinable, the minimum per share price) set forth in the Tag-Along Notice or the other principal terms shall be materially less favorable to the Tag-Along Sellers than those set forth in the Tag-Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in its Tag-Along Offer and shall be released from its obligations thereunder.

4.1.4 Compliance by the Prospective Selling Sponsors. No Prospective Selling Sponsor shall Transfer any Equity Securities to any Prospective Buyer pursuant to a transaction to which Section 4.1 applies, if such Prospective Selling Sponsor declines to allow the participation of any Participating Seller in accordance with the terms of this Section 4.1. To the extent the Prospective Selling Sponsors consummate the proposed Transfer, the Prospective Selling Sponsors shall be bound and obligated to Transfer such number of Equity Securities of such Participating Seller as such Participating Seller shall have specified in its Tag-Along Offer (subject to appropriate reduction in the event the actual Tag-Along Sale Percentage is lower than the Tag-Along Sale Percentage set forth in the Tag-Along Notice). If the Prospective Selling Sponsors have not completed the proposed Transfer by the end of the one hundred twentieth (120th) day following the effectiveness of the Tag-Along Notice under Section 13.2 or if the Prospective Selling Sponsors propose to Transfer any Equity Securities to a Prospective Buyer not included in the Tag-Along Notice, each Participating Seller shall be released from its obligations under the Tag-Along Offer, the Tag-Along Notice shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 4.1, unless the failure to complete such proposed Transfer primarily resulted from any failure by any Participating Seller to comply with the terms of this Section 4.1.

4.1.5 Awards. For all purposes of this Section 4.1, Shares held by a Manager shall be deemed to include the Award Stock underlying any Awards that are vested and exercisable under the terms of the 2014 Stock Option Plan; provided, that any Award Stock shall only be eligible to be included in any Participating Seller’s Tag-Along Offer to the extent that such Participating Seller has exercised the Awards relating thereto in compliance with the 2014 Stock Option Plan (as modified by such Participating Seller’s Award Agreement, if applicable) and obtained such Award Stock or, in the case of an Award in the form of restricted stock, such Shares have vested pursuant to the terms of the applicable Award Agreement.

4.1.6 Fees; Expenses. The reasonable out-of-pocket fees and expenses of the Prospective Selling Sponsor incurred in connection with a Transfer to this Section 4.1 applies and for the benefit of all Tag-Along Holders (it being understood that expenses incurred by or on behalf of the Prospective Selling Sponsor for its sole benefit will not be considered to be for the benefit of all Tag-Along Holders), to the extent not paid or reimbursed by the Company or the prospective Transferee, shall be shared by the Prospective Selling Sponsor and all Participating Sellers on a pro rata basis, based on the aggregate consideration received by each Tag-Along Seller; provided, that no Tag-Along Seller shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Transfer and in no event shall any Tag-Along Seller be obligated to make any out-of-pocket expenditure in excess of the value of the aggregate consideration received by such Tag-Along Seller in connection with such Transfer.

4.2 Drag-Along. Each holder of Capital Stock hereby agrees, if requested by the Controlling Sponsors, to Transfer the same percentage (the “Drag-Along Sale Percentage”) of such Capital Stock (including, if necessary, by converting or exercising any Equity Securities into Capital Stock) that is proposed to be sold by the Sponsors (each such Person, a “Prospective Selling Sponsor”) to a Prospective Buyer in a Change of Control, in the manner and on the terms set forth in this Section 4.2. The obligations of the holders of Capital Stock to participate in a Transfer subject to this Section 4.2 shall be subject to satisfaction of the following conditions: (a) upon the consummation of the Transfer, each holder of Capital Stock shall be entitled to receive for its Capital Stock the same form of consideration as each other Stockholder, and the aggregate consideration payable to, or received by, all holders of Capital Stock in respect of their Capital Stock (the “Aggregate Consideration”) shall be apportioned and distributed among the shares of Capital Stock in accordance with the Charter as though such Transfer were a Deemed Liquidation Event (as defined in the Charter) (provided that any purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items, shall be deemed to reduce (or increase, as the case may be, i.e. in the case of a purchase price adjustment increase or an indemnity payment in favor of the Company or the Stockholders) the Aggregate Consideration for purposes of determining the apportionment and distribution among the Shares in accordance with the Charter); and (b) if any holders of Capital Stock are given an option as to the form and amount of consideration to be received, each holder of Capital Stock shall be given the same option (except that members of management may be offered the option to receive securities pursuant to a “rollover” which option may not be offered to all

Stockholders). If the Controlling Sponsors elect to exercise their rights under this Section 4.2, the Controlling Sponsors shall furnish a written notice (the “Drag-Along Notice”) to each other holder of Capital Stock. The Drag-Along Notice shall set forth the principal terms of the proposed Transfer including (i) the number and class, series or kind of shares of Capital Stock to be acquired from the Prospective Selling Sponsors, (ii) the Drag-Along Sale Percentage, (iii) the approximate per share consideration for each class of the Company’s Capital Stock to be received in the proposed Transfer and (iv) the name and address of the Prospective Buyer. If the Prospective Selling Sponsors consummate the proposed Transfer to which reference is made in the Drag-Along Notice, each other holder of Capital Stock (each a “Participating Seller”, and, together with the Prospective Selling Sponsors, collectively, the “Drag-Along Sellers”) shall be bound and obligated to Transfer the applicable Drag-Along Sale Percentage of its Capital Stock in the proposed Transfer in accordance with this Section 4.2. If at the end of the one hundred twentieth (120th) day following the date of the effectiveness of the Drag-Along Notice under Section 13.2 the Prospective Selling Sponsors have not completed the proposed Transfer, the Drag-Along Notice shall be null and void, each Participating Seller shall be released from his, her or its obligation under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 4.2.

4.3 Miscellaneous. The following provisions shall be applied to any proposed Transfer to which Section 4.1 or Section 4.2 applies:

4.3.1 Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Transfer pursuant to Section 4.1 or Capital Stock pursuant to Section 4.2 includes any securities, and the receipt thereof by a Participating Seller (but not the Prospective Selling Sponsors) would require under applicable law the provision to any Tag-Along Seller or Drag-Along Seller of any information regarding the Company, such securities or the issuer thereof as a result of such Participating Seller failing to be qualified as an Accredited Investor (as defined in the Securities Act), such Participating Seller shall not have the right to Transfer Shares in such proposed Transfer. In such event, the Prospective Selling Sponsors shall have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.3.4 hereof) which would have otherwise been Transferred by such Participating Seller to the Prospective Buyer in the proposed Transfer, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.3.2 Further Assurances. Each holder of Capital Stock, whether in such Person’s capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Transfer pursuant to Section 4.1 or Section 4.2 and any related transaction, including executing, acknowledging and delivering a purchase agreement, if any, consents, assignments, waivers and other documents or instruments; and otherwise reasonable cooperating with the Prospective Selling Sponsors and the Prospective Buyer; provided, however, that notwithstanding any other provision of this Agreement, Participating Sellers shall only be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller (a) hereby waives (i) any applicable appraisal and/or dissenter’s rights and (ii) any and all fiduciary duties (other than any fiduciary duties of loyalty) that may be owed to such Participating Seller by any Stockholder (solely in such Stockholder’s capacity as such, and not as a director or officer) in connection with any Transfer made pursuant to Section 4.1 or Section 4.2 and (b) agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Sponsors to which such Prospective Selling Sponsors will also be party on the same terms and conditions solely in order to (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Capital Stock and the power, authority and legal right to Transfer such Capital Stock and the absence of any Adverse Claim with respect to such Capital Stock (provided that in no event will any Participating Seller be required to (x) make, or have any liability with respect to, any representation, warranty, covenant or other agreement to the extent it relates to another Tag-Along Seller or Drag-Along Seller, as applicable; or (y) enter into any non-competition or non-solicitation agreement or other covenant other than customary and standard covenants required to effectuate the Transfer or confidentiality covenants included in such purchase documents; or (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries on a several but not joint and several basis; provided, however, that the aggregate amount of liability described in this clause (ii) in connection with any Transfer of Capital Stock shall not exceed the lesser of (x) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Equivalent Shares included in such Transfer or (y) the proceeds (including, for such purpose, the value of any rollover or other securities received) actually received by such Participating Seller in connection with such Transfer; provided, further, that such Participating Seller shall not be obligated to make any representation or warranty with respect to the Company or its Subsidiaries.

4.3.3 Transfer Process. The Controlling Sponsors shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof that will be set forth in the Tag-Along Offer or the Drag-Along Notice. No Sponsor or any Affiliate of any Sponsor shall have any liability to any other holder of Equity Securities arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer except to the extent such Sponsor shall have failed to comply with the provisions of this Section 4.

4.3.4 Closing. The closing of a Transfer to which Section 4.1 or Section 4.2 applies shall take place at such time and place as the Prospective Selling Sponsors shall specify by notice to each Participating Seller but in no event fewer than seven (7) business days following the date of the effectiveness of such notice. At the closing of such Transfer, each Participating Seller shall deliver the certificates (or duly executed affidavits of loss thereof) evidencing the Capital Stock to be Transferred by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

4.4 Period. The foregoing provisions of Section 4 shall expire on the earlier of the consummation of (a) a Sale of the Company or (b) the Initial Public Offering.

5. RIGHT OF PARTICIPATION. The Company shall not, and shall not permit any Subsidiary of the Company (the Company each such Subsidiary, an “Issuer”) to, (x) issue or sell any shares of any of its Equity Securities, or (y) issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its Equity Securities (each, an “Issuance” of “New Securities”), except in compliance with the provisions of Section 5.1 or 5.2.

5.1 Right of Participation.

5.1.1 Offer. Not fewer than fifteen (15) business days prior to the consummation of an Issuance, a notice (the “Participation Notice”) shall be furnished by the Issuer to each Sponsor, Investor and Manager (the “Participation Offerees”). The Participation Notice shall include:

(a) The principal terms of the proposed Issuance, including (i) the amount and kind of New Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such New Securities (if applicable), (iii) the percentage of the total number of Equivalent Shares outstanding as of immediately prior to giving effect to such Issuance that are held by such Participation Offerees (the “Participation Portion”), (iv) the price (including, if applicable, the Price Per Equivalent Share) per unit of the New Securities and the Persons to whom the New Securities will be issued (the “Prospective Subscribers”); and

(b) The amount of New Securities that such Participation Offerees are entitled to purchase (which shall not exceed the applicable Participation Portion) on the same terms and conditions with respect to each unit of New Securities issued to the Participation Offerees as each of the Prospective Subscribers shall be issued units of New Securities.

5.1.2 Exercise.

(a) General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall send a written commitment to the Issuer within fifteen (15) business days after the effectiveness of the Participation Notice (the “Pre-Emptive Exercise Period”) specifying the amount of New Securities (not in any event to exceed the Participation Portion of the total amount of New Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who has not so accepted such offer shall be deemed to have waived all of such Participation Offeree’s rights to participate in such Issuance. If any

Participation Offeree does not elect to purchase its full Participation Portion of the Equity Interests to be included in the Issuance, the Issuer shall promptly deliver written notice (an “Undersubscription Notice”) to Participation Offeree that has exercised its right to purchase its full Participation Portion of the Equity Interests to be included in the Issuance (each, a “Fully-Exercising Holder”). Each Fully-Exercising Holder shall be entitled, by providing written notice to the Issuer within five (5) business days after delivery of such Undersubscription Notice (the “Oversubscription Period”), to elect to purchase up to the aggregate number of Equity Interests for which all Participation Offerees were entitled to, but did not, subscribe. Such Equity Interests shall be allocated among the Fully-Exercising Holders on a pro rata basis based on the number of Equity Interests such Fully-Exercising Holder has elected to purchase.

(b) Issuance of New Securities. Following the expiration of the Pre-Emptive Exercise Period and, if applicable, the Oversubscription Period, the Issuer shall be free to issue New Securities in the Issuance to the Prospective Subscribers and any Participating Buyers, at a price not less than the minimum price set forth in the Participation Notice and on other principal terms not materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1.

(c) Irrevocable Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and, so long as the Issuance is effectuated as described in the applicable Participation Notice (including, without limitations, with respect to the number of New Securities being issued pursuant to such Issuance), each such Participating Buyer shall be bound and obligated to acquire in the Issuance, on the same terms and conditions with respect to each unit of New Securities issued as the Prospective Subscriber, such amount of New Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment.

(d) Time Limitation. If at the end of the one hundred twentieth (120th) day following the date of the effectiveness of the Participation Notice in accordance with Section 13.2 the Issuer has not completed the Issuance, each Participating Buyer shall be released from his, her or its obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1.

5.1.3 Other Securities. The Issuer may condition the participation of the Participation Offerees in an Issuance upon the purchase by such Participation Offerees of any securities (including debt securities) other than the New Securities subject to the Issuance (“Other Securities”) in the event that the participation of the Prospective Subscriber in such Issuance is so conditioned. In such case, each Participating Buyer shall acquire in the Issuance, together with the New Securities to be acquired by it, Other Securities in the same proportion to the New Securities to be acquired by it as the proportion of Other Securities to New Securities being acquired by the Prospective Subscriber in the Issuance, and on the same terms and conditions as to each unit of New Securities and Other Securities issued to the Participating Buyers as the Prospective Subscriber shall be issued units of New Securities and Other Securities.

5.1.4 Certain Legal Requirements. In the event that the participation in the Issuance by a holder of Shares as a Participating Buyer (but not the Prospective Subscribers) would require under applicable law the provision to any holder of Shares (other than the Prospective Subscribers) of any information regarding the Company, such securities or the issuer thereof as a result of such Participating Buyer’s failing to be qualified as an Accredited Investor (as defined in the Securities Act), such holder of Shares shall not have the right to participate in the Issuance.

5.1.5 Further Assurances. Each Participation Offeree and each Stockholder to whom the Shares held by such Participation Offeree were originally issued, shall, whether in his capacity as a Participating Buyer, Stockholder, officer or director of the Company or otherwise, take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Section 5.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities; and otherwise reasonably cooperating with the Company, the Issuer and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer and Stockholder agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

5.1.6 Closing. The closing of an Issuance pursuant to Section 5.1 shall take place at such time and place as the Issuer shall specify by notice to each Participating Buyer. At the closing of any Issuance under this Section 5.1, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the New Securities (and, if applicable, Other Securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances (other than liens pursuant to securities laws or this Agreement), with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration. Each party to the purchase and sale of the new securities shall take such other actions and may be reasonably necessary to consummate the Issuance including, without limitation, entering into such additional agreements as may be necessary or appropriate on reasonable terms mutually acceptable to the parties thereto.

5.2 Post-Issuance Notice. Notwithstanding the notice requirements of Section 5.1, the Issuer may proceed with any Issuance prior to having complied with the provisions of Section 5.1; provided that the Issuer shall: (a) provide to each holder of Shares who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 5.1.1 in which the actual price per unit of New Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth; (b) offer to issue to such holder of Shares such number of securities of the type issued in the Issuance as may be requested by such holder of Shares (not to exceed the Participation Portion that such holder of Shares would have been entitled to pursuant to Section 5.1 multiplied by the sum of (x) the number of New Securities included in the Issuance and (y) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and (c) keep such offer open for a period of fifteen (15) business days, during which period, each such holder may accept such offer by sending a written acceptance to the Issuer committing to purchase an amount of such securities (not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 5.1 multiplied by the sum of (x) the number of New Securities included in such issuance and (y) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance). If any Participation Offeree does not elect to purchase its full Participation Portion of the Equity Interests to be included in the Issuance, the Issuer shall promptly deliver an Undersubscription Notice to all Fully-Exercising Holders. Each Fully-Exercising Holder shall be entitled, by providing written notice to the Issuer within the Oversubscription Period, to elect to purchase up to the aggregate number of Equity Interests for which all Participation Offerees were entitled to, but did not, subscribe. Such Equity Interests shall be allocated among the Fully-Exercising Holders on a pro rata basis based on the number of Equity Interests such Fully-Exercising Holder has elected to purchase.

5.3 Excluded Transactions. The provisions of this Section 5 shall not apply to Issuances by the Company or any Subsidiary of the Company as follows:

5.3.1 Any Issuance of Equity Securities upon the exercise or conversion of any Shares, Warrants or Convertible Securities outstanding on the date hereof or Issued after the date hereof in compliance with the provisions of this Section 5;

5.3.2 Any Issuance of Equity Securities to the Company’s directors, officers, employees, contractors or agents (in each case who is not a director, manager, officer or employee of any Sponsor or any Affiliate of any Sponsor excluding the Company’s senior management team) pursuant to any equity incentive plan approved by the Board including at least one (1) of the Sponsor Directors;

5.3.3 Any Issuance of Equity Securities issued as consideration for any acquisition, equipment leasing arrangement or any debt financing from a bank or similar financial institution that is not an Affiliate of any Sponsor, in each case as authorized and approved by the Board including at least one (1) of the Sponsor Directors;

5.3.4 Any Issuance of Equity Securities pursuant to a Public Offering;

5.3.5 The Issuance of Equity Securities in connection with the Closing; or

5.3.6 Any Issuance of Equity Securities in connection with any stock split, stock dividend, stock combination or stock reclassification.

5.4 Period. The foregoing provisions of this Section 5 shall expire on the consummation of the Initial Public Offering.

6. REGISTRATION RIGHTS. The Company will perform and comply, and cause each of its Subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each holder of Shares will perform and comply with such of the following provisions as are applicable to such holder.

6.1 Demand Registration Rights.

6.1.1 General. One or more Sponsors holding more than twenty-five percent (25%) of the total number of Shares then held by all Sponsor (“Initiating Sponsors”), by notice to the Company specifying the intended method or methods of disposition, may request that the Company effect the registration under the Securities Act, including by means of a Shelf Registration Statement, for a Public Offering of all or a specified part of the Registrable Securities held by such Initiating Sponsors (for purposes of this Agreement, “Registrable Sponsor Securities” shall mean Registrable Securities constituting Shares held by Sponsors). Upon receipt of any such request, the Company will use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Initiating Sponsors together with all other Registrable Securities which the Company has been requested to register pursuant to Section 6.2 by notice delivered to the Company within twenty (20) days after the Company has given the notice required by Section 6.2.1 (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities which the Company has been so requested to register.

6.1.2 Form. Except as otherwise provided above, each registration requested pursuant to Section 6.1.1 shall be effected by the filing of a registration statement on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted), unless the use of a Shelf Registration Statement or different form has been requested in writing by the Initiating Sponsors.

6.1.3 Payment of Expenses. The Company shall pay all reasonable expenses of the Initiating Sponsors incurred in connection with each registration of Registrable Securities requested pursuant to this Section 6.1, which shall include one legal counsel selected by the Initiating Sponsors, other than underwriting discount and commission, if any, and applicable transfer taxes, if any.

6.1.4 Additional Procedures. In the case of a registration pursuant to Section 6.1 hereof, whenever the Initiating Sponsors shall request that such registration shall be effected pursuant to an underwritten offering, the Company shall include such information in the written notices to holders of Registrable Securities referred to in Section 6.2. In such event, the right of any holder of Registrable Securities to have securities owned by such holder included in such registration pursuant to Section 6.1 shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting. If requested by such underwriters, the Company together with the holders of Registrable Securities proposing to distribute their securities through such underwriting will enter into an underwriting agreement with such underwriters for such offering containing such representations, warranties, and covenants by the Company and such holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including customary indemnity and contribution provisions and obligations to deliver auditors’ comfort letters and legal opinions (subject, in each case, to the limitations on such liabilities set forth in Section 6.2.3 of this Agreement). The Company further agrees to cause its management to participate in customary “road shows” and to include in any offering documents (via prospectus supplement, free writing prospectus, or otherwise such information as the holders or any underwriters may reasonably request).

6.2 Piggyback Registration Rights.

6.2.1 Piggyback Registration.

(a) General. Each time the Company proposes to register any shares of Capital Stock under the Securities Act on a form which would permit registration of Registrable Securities for sale to the public, for its own account and/or for the account of a Sponsor (pursuant to Section 6 or otherwise) for sale in a Public Offering, the Company will give notice to all holders of Registrable Securities of its intention to do so. Any such holder may, by written response delivered to the Company within twenty (20) days after the effectiveness of such notice under Section 13.2, request that all or a specified part of the Registrable Securities held by such holder be included in such registration. The Company thereupon will use its reasonable best efforts to cause to be included in such registration under the Securities Act all shares of Registrable Securities which the Company has been so requested to register by such holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Company or other holders of shares of Capital Stock in such Public Offering) of the Registrable Securities to be so registered. No registration of Registrable Securities effected under this Section 6.2 shall relieve the Company of any of its obligations to effect registrations of Registrable Securities pursuant to Section 6.1 hereof.

(b) Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Securities under this Section 6.2 incidental to the registration of any of its securities in connection with:

(i) Any Public Offering relating only to employee benefit plans or dividend reinvestment plans;

(ii) Any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its Subsidiaries of or with any other businesses or in connection with a Rule 145 Transaction; or

(iii) The Initial Public Offering, unless any Shares held by Sponsors are included in such offering.

6.2.2 Payment of Expenses. The Company shall pay all reasonable expenses of a single legal counsel representing any and all holders of Registrable Securities incurred in connection with each registration of Registrable Securities requested pursuant to this Section 6.2.

6.2.3 Additional Procedures. Holders of Shares participating in any Public Offering pursuant to this Section 6.2 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Shares in such Public Offering, including being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of customary selling stockholder representations and warranties with respect to information furnished in writing by such selling stockholder for use in connection with such Public Offering, indemnifications with respect to such information and “lock-up” agreements for the benefit of the underwriters as provided in Section 6.3.4; provided, however, that with respect to individual representations, warranties, indemnities and agreements of sellers of Shares in such Public Offering, the aggregate amount of such liability shall not exceed such holder’s net proceeds from such offering. Any Shares for which a registration statement has become effective under the Securities Act and which are Transferred in accordance with such registration statement shall conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

6.3 Certain Other Provisions.

6.3.1 Underwriter’s Cutback. In connection with any registration of shares, the underwriter may determine that marketing factors (including an adverse effect on the per-share offering price) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 6 and subject to the terms of this Section 6.3.1, the underwriter may limit the number of shares which would otherwise be included in such registration by excluding any or all Registrable Securities from such registration (it being understood that the number of shares which the Company seeks to have registered in such registration shall not be subject to exclusion, in whole or in part, under this Section 6.3.1). Upon receipt of notice from the underwriter of the need to reduce the number of shares to be included in the registration, the Company shall advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration shall be allocated in the following manner: shares, other than Registrable Securities, requested to be included in such registration by shareholders shall be excluded unless the Company has, with the consent of the Controlling Sponsors, granted registration rights which are to be treated on an equal basis with Registrable Securities for the purpose of the exercise of the underwriter cutback; and, if a limitation on the number of shares is still required, the number of Registrable Securities and other shares of Common Stock that may be included in such registration shall be allocated among holders thereof in proportion, as nearly as practicable, to the respective amounts of Common Stock which each shareholder holds. For purposes of any underwriter cutback, all Common Stock held by any holder of Registrable Securities shall also include any Common Stock held by the partners, retired partners, shareholders or affiliated entities of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing persons and, at the election of such holder or such partners, retired partners, trusts or affiliated entities, and such holder and other persons shall be deemed to be a single selling holder, and any pro rata reduction with respect to such selling holder shall be based upon the aggregate amount of Common Stock owned by all entities and individuals included in such selling holder, as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Upon delivery of a written request that Registrable Securities be included in the underwriting pursuant to Section 6.1.1 or 6.2.1, the holder thereof may not thereafter elect to withdraw therefrom without the written consent the Company.

6.3.2 Other Actions. If and in each case when the Company is required to use its reasonable best efforts to effect a registration of any Registrable Securities as provided in this Section 6, the Company shall take appropriate and customary actions in furtherance thereof, including: (a) promptly filing with the Commission a registration statement and using reasonable best efforts to cause such registration statement to become effective; (b) preparing and filing with the Commission such amendments and supplements to such registration statements as may be required to comply with the Securities Act and to keep such registration statements effective (i) in the case of Shelf Registration Statements, until the earlier of (x) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (y) the date as of which each of the holders of Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 and without volume limitation or other restrictions on transfer thereunder and (ii) in the case of all other registration statements, for a period not to exceed one hundred eighty (180) days from the date of effectiveness or such earlier time as the Registrable Securities covered by such registration statement shall have been disposed of in accordance with the intended method of distribution therefor or the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act; (c) use its reasonable best efforts to register or qualify such Registrable Securities under the state securities or “blue sky” laws of such jurisdictions as the sellers shall reasonably request; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject; and (d) otherwise cooperate reasonably with, and take such customary actions as may reasonably be requested by the holders of Registrable Securities in connection with, such registration, including participation in due diligence sessions, drafting sessions, management presentations and “road shows” by its officers and employees.

6.3.3 Selection of Underwriters and Counsel. The underwriters and legal counsel to be retained in connection with any Public Offering shall be selected by the Company or, in the case of an offering following a request therefor under Section 6.1.1, the Initiating Sponsors.

6.3.4 Lock-Up. Without the prior written consent of the underwriters managing any Public Offering (the “Managing Underwriters”), for a period beginning seven (7) days immediately preceding and ending on the ninetieth (90th) day (or in the case of the Initial Public Offering, one hundred eightieth (180th) day), in each case or such shorter periods agreed to by the Managing Underwriter, following the effective date of the registration statement used in connection with such offering (which time periods may be extended upon the request of the Managing Underwriters, to the extent required by any Financial Industry Regulatory Authority (FINRA) rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the above-stated expiration date of such period), neither the Company nor any holder of Capital Stock (whether or not a selling shareholder pursuant to such registration statement) shall (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Capital Stock or any securities convertible into or exercisable or exchangeable for such Capital Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Capital Stock, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of such Capital Stock or such other securities, in cash or otherwise; provided however, that the restrictions set forth in this Section 6.3.4 shall not apply to (i) Transfers to Affiliates or (ii) Transfers pursuant to Section 3.2, so long as such Affiliates and pledgees agree to be bound to such restrictions with respect to all shares of Capital Stock so Transferred or pledged.

6.3.5 Preservation of Rights. The Company agrees not to, except as set forth herein, grant registration rights which are more favorable than or inconsistent with the rights granted hereunder to any holder of Registrable Securities hereunder without granting equivalent rights to all holders of Registrable Securities in each case with respect to the Registrable Securities.

6.3.6 Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act, the Company agrees to, promptly upon request, (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the registration date of the Initial Public Offering, (b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Company has become subject to such reporting requirements, (c) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, to the extent accurate, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the Initial Public Offering), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), and such other information as may be reasonably requested in availing any such holder of Registrable Securities of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form), and (d) remove the legend set forth in Section 10.2 hereof on the certificates for Registrable Securities, or make available new certificates not bearing such legend, when such Registrable Securities become transferable by the holder under paragraph (b)(1) of Rule 144 in accordance with Section 10.4 hereof.

6.3.7 Furnish Information. The obligations of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities of any holder is conditional upon such holder furnishing to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of such securities, as is required to effect the registration of Registrable Securities or sale of Registrable Securities pursuant to Rule 144 under the Securities Act.

6.4 Indemnification and Contribution.

6.4.1 Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities of the Company or any of its Subsidiaries under the Securities Act pursuant to this Section 6 or otherwise, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including reports required and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its Subsidiaries are sold (whether or not for the account of the Company or its Subsidiaries), the Company will, and hereby does, and will cause each of its Subsidiaries, jointly and severally, to indemnify and hold harmless each seller of Registrable Securities, any Person who is or might be deemed to be a controlling Person of the Company or any of its Subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers, trustees, members and shareholders, and each other Person, if any, who controls any such seller or any such holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being referred to herein as a “Covered Person”), against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the

Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, the common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that neither the Company nor any of its Subsidiaries shall be liable to any Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company or to any of its Subsidiaries through an instrument duly executed by such Covered Person specifically stating that it is intended for use in the preparation thereof. The indemnities of the Company and of its Subsidiaries contained in this Section 6.4.1 are in addition to any other rights to indemnification that any Covered Person may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities and the termination of this Agreement.

6.4.2 Indemnities to the Company. The Company and any of its Subsidiaries may require from all Stockholders seeking to participate in a registered offering, as a condition to including any securities in any registration statement filed pursuant to this Section 6, that the Company and any of its Subsidiaries shall have received an undertaking reasonably satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless the Company and any of its Subsidiaries, each director of the Company or any of its Subsidiaries, each officer of the Company or any of its Subsidiaries who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company and any of its Subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or any of its Subsidiaries through an instrument executed by such seller specifically stating that it is intended for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, any of its Subsidiaries or any such director, officer or controlling Person and shall survive any transfer of securities.

6.4.3 Contribution. If the indemnification provided for in Sections 6.4.1 or 6.4.2 hereof is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 6.4 (an “Indemnitee”) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 6.4.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 6.4.3 shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.4.4 Limitation on Liability of Holders of Registrable Securities. The liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 6.4 shall not in any event exceed an amount equal to the net proceeds to such holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

7. INFORMATION RIGHTS.

7.1 General. The Company shall deliver the following (i) to the Sponsors, (ii) to Kinderhook (with respect to Kinderhook with respect to the deliverables contemplated by Sections 7.1.1, 7.1.4 and 7.1.5 only, for so long as the Rollover Investor or any of its Permitted Transferees continues to own at least 77,200 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification)), and

(iii) only with respect to the deliverables contemplated by Sections 7.1.2 and 7.1.3, to the ACAS Investor, the Ares Investor and the GE Investor:

7.1.1 as soon as available after the end of each monthly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such monthly period;

7.1.2 as soon as available after the end of each quarterly accounting period in each fiscal year, (i) unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, (ii) unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, and (iii) a quarterly management report summarizing the operations and business outlook of the Company;

7.1.3 as soon as available after the end of each fiscal year, audited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year;

7.1.4 as soon as available after the end of each fiscal year, a draft budget and business plan for that fiscal year prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (collectively, the “Budget”), and, promptly after approval by the Board, the final Budget and any other budgets or revised budgets prepared by the Company and approved by the Board; and

7.1.5 with reasonable promptness, such other financial data and information concerning the Company and its Subsidiaries as any Sponsor may reasonably request in writing.

7.2 Confidentiality. Except as otherwise required by law or judicial order or decree or by any Governmental Authority, each Person entitled to receive information regarding the Company and its Subsidiaries under Section 7.1 shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Company and its Subsidiaries obtained by it pursuant to Section 7.1; provided, that nothing herein shall prevent any Sponsor from disclosing confidential information to any prospective purchaser of Shares from such Sponsor in accordance with Section 3 or to any of its Affiliates; provided further, that nothing herein shall prevent any Sponsor, Kinderhook, the ACAS Investor, the Ares Investor or the GE Investor (or their respective Permitted Transferees) from disclosing confidential information to any of such Person’s respective representatives, advisors and administrators that need to know such information, or on a confidential basis to any partner, potential partner or member for the purpose of (and to the extent consistent with such Person’s customary practice regarding) investor reporting in the ordinary course of business.

8. MATTERS REQUIRING SPECIAL APPROVAL.

8.1 Matters Requiring Sponsor Director Approval. So long as the Sponsors are entitled to elect a Sponsor Director, the Company hereby covenants and agrees with each of the Sponsors that it shall not nor shall it permit any of its Subsidiaries, whether by amendment, merger, consolidation, recapitalization or otherwise, without approval of the Board, which approval must include the affirmative vote of at least one (1) of the Sponsor Directors:

8.1.1 incur any aggregate indebtedness in excess of $25,000,000 that is not already included in a budget approved by the Board, other than trade credit incurred in the ordinary course of business;

8.1.2 approve, modify or implement the Company’s annual budget and its quarterly capital and operating budgets or make, in any one (1) year, any capital expenditure or series of related capital expenditures in excess of the amount set forth in the annual budget;

8.1.3 effect any transaction between the Company or any of its Subsidiaries, on the one hand, with any officer or management level employee thereof, on the other hand, other than: (i) any transaction, agreement or arrangement to the extent expressly permitted under this Agreement; or (ii) any transaction, agreement or arrangement between the Company and a Subsidiary in the ordinary course of business;

8.1.4 hire or terminate any officer or senior manager or grant any Award thereto, or enter into, amend, extend, waive or modify, or waive or fail to enforce any material term of, any employment agreement or material term of employment with any such Person;

8.1.5 create, adopt, amend, repeal or waive any equity (or equity-linked) compensation plan or amend the terms of any Award, option or grant;

8.1.6 create any committees of the Board other than those in existence as of the date hereof;

8.1.7 change its principal business, enter new lines of business or exit the current line of business;

8.1.8 effect any Initial Public Offering;

8.1.9 sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

8.1.10 acquire any corporation, business concern or other material assets or property, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or make any investment in any Person for consideration in excess of $5,000,000;

8.1.11 enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or any Subsidiary or to the Company or such Subsidiary of money or assets greater than $5,000,000; or

8.1.12 enter into any agreement to do any of the foregoing.

8.2 Matters Requiring Rollover Investor Approval. So long as the Rollover Investor holds at least 77,200 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification), the Company hereby covenants and agrees with the Rollover Investor and each of its Permitted Transferees that it shall not nor shall it permit any of its Subsidiaries, without approval of the Rollover Investor, to enter into any transactions with any Sponsor or any Affiliate of any Sponsor that results in the payment of any management, consulting or similar fees to such Sponsor or any Affiliate of such Sponsor; provided, however, that no such consent shall be required from the Rollover Investor in connection with such Sponsor or any of its Affiliates receiving a reimbursement of out-of-pocket expenses from the Company or any of its Subsidiaries.

8.3 Matters Requiring Majority Holders’ Approval. The consent of the Majority Holders shall be required for any amendment, modification, extension, termination or waiver of any rights and obligations under the Charter that, by its terms, materially and disproportionately adversely affects the rights of the Equity Securities of the Company held by the Investors under the Charter as compared to the effect of the foregoing on the rights of the Shares of the Company held by the Sponsors under the Charter with respect to the same series or class of Equity Securities of the Company. The consent of the Rollover Investor shall be required for any amendment, modification or extension under the Charter that increases any obligations with respect to the Shares held by the Rollover Investor.

9. REMEDIES.

9.1 Generally. The Company and each holder of Capital Stock shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any holder of Capital Stock. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

9.2 Deposit. Without limiting the generality of Section 9.1, if any holder of Capital Stock fails to deliver to the purchaser thereof the certificate or certificates (or duly executed affidavits of loss thereof) evidencing Capital Stock to be Transferred pursuant to Section 4 hereof, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof)

for such Capital Stock into an account owned and controlled by the Company, and the Company shall cancel on its books the certificate or certificates representing such Capital Stock and thereupon all of such holder’s rights in and to such Capital Stock shall terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates evidencing such Capital Stock (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Company to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such holder.

10. LEGENDS.

10.1 Restrictive Legend. Each certificate representing Capital Stock shall have the following legend endorsed conspicuously thereupon:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

Any Person who acquires shares of Capital Stock which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Capital Stock.

10.2 1933 Act Legends. Each certificate representing Capital Stock shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

10.3 Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Capital Stock until the conditions specified in the foregoing legends are satisfied.

10.4 Termination of 1933 Act Legend. The requirement imposed by Section 10.2 hereof shall cease and terminate as to any particular shares of Capital Stock (a) when, in the opinion of Goodwin Procter LLP, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such shares of Capital Stock have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Capital Stock or (y) such shares of Capital Stock shall be transferable under paragraph (b)(1) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense or any legal opinions from such holders, new certificates not bearing the legend set forth in Section 10.2 hereof. The obligations of the Company to take any action pursuant to this Section 10.4 with respect to any holder is conditional upon such holder furnishing to such counsel and the Company such information regarding itself and the Capital Stock as may be reasonably requested in order to establish that such legend is not required for compliance with any provisions of the Securities Act.

11. AMENDMENT, TERMINATION, ETC.

11.1 Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

11.2 Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Controlling Sponsors; provided, however, that: (i) the consent of the Rollover Investor shall be required for any amendment, modification, extension, termination or waiver that by its terms affects any of its rights set forth in Section 2.1.2(b), Section 2.1.3, Section 2.1.4, Section 2.1.6, Section 2.2, Section 2.4, Section 2.5, Section 2.6, or Section 8.2; (ii) the consent of the GE Investor shall be required for any amendment, modification, extension, termination or waiver that by its terms affects any of its rights set forth in Section 2.3, Section 4.3.2 (with respect to limits on indemnity obligations), Section 7.1, this Section 11.2(ii), Section 13.7, or Section 13.8; (iii) the consent of the Ares Investor shall be required for any amendment, modification, extension, termination or waiver that by its terms affects any of its rights set forth in Section 2.3, Section 3.2, Section 4.3.2 (with respect to limits on indemnity obligations), Section 7.1, this Section 11.2(iii) or Section 13.8; (iv) the consent of the ACAS Investor shall be required for any amendment, modification, extension, termination or waiver that by its terms affects any of its rights set forth in Section 3.2, Section 4.3.2 (with respect to limits on indemnity obligations), Section 7.1, this Section 11.2(iv) or Section 13.8; (v) the consent of the Majority Holders shall be required for any amendment, modification, extension, termination or waiver that by its terms (x) affects the rights of such Stockholders set forth in Section 3, Section 4, Section 5, Section 6.2, Section 6.3, Section 6.4, Section 7, Section 8.3, Section 10.4, Section 11.1, this Section 11.2(v), Section 13 (other than Sections 13.7 or 13.8), Section 14 (and the defined terms used therein), or (y) materially and disproportionately adversely affects the rights of such Stockholders under this Agreement as compared to the effect of the foregoing on the rights of the Sponsors under this Agreement; and (vi) the consent of the Rollover Investor shall be required for any amendment, modification or extension that increases any obligations of the Investors. Each such amendment, modification, extension, termination and waiver shall be binding upon each party hereto and each holder of Capital Stock subject hereto. In addition, each party hereto and each holder of Capital Stock subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder.

11.3 Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

12. DEFINITIONS. For purposes of this Agreement:

12.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 12:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(c) The masculine, feminine and neuter genders shall each include the other; and

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

12.2 Definitions. The following terms shall have the following meanings:

“2014 Stock Option Plan” shall mean the Company’s 2014 Stock Option and Grant Plan, effective as of the date hereof, as amended from time to time.

“ACAS Investor” shall mean American Capital, Ltd. and its Permitted Transferees.

“Adverse Claim” shall have the meaning set forth in Section 7-302 of the applicable Uniform Commercial Code.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any member of the Family Group of such natural Person.

“Affiliated Fund” shall mean each corporation, trust, limited liability company, general or limited partnership or other entity under common control with any Person or advised, managed or sub-advised by the investment adviser to such Person or an investment adviser affiliated with such investment adviser.

“Aggregate Consideration” shall have the meaning set forth in Section 4.2.

“Agreement” shall have the meaning set forth in the Preamble.

“Ares Investor” shall mean Ares Capital Corporation and its Permitted Transferees.

“Awards” shall have the meaning set forth in the 2014 Stock Option Plan.

“Award Agreement” shall have the meaning set forth in the 2014 Stock Option Plan.

“Award Stock” shall have the meaning set forth in the 2014 Stock Option Plan.

“Board” shall have the meaning set forth in Section 2.1.1.

“Board Observer” shall have the meaning set forth in Section 2.2

“Budget” shall have the meaning set forth in Section 7.1.4.

“business day” shall mean a day other than Saturday, Sunday or other day on which commercial banks located in Manhattan, New York are authorized or required by law to be closed for business.

“Capital Stock” shall mean the capital stock of the Company, including (i) the Common Stock (ii) the Series A Preferred Stock and (iii) the Series A-1 Preferred Stock.

“Change of Control” shall mean the first to occur of (i) any transaction or series of related transactions that result in any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring shares of Capital Stock that represent more than 50% of the total voting power of the Company or (ii) a sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, in each case (i.e., of clause (i) and (ii)) other than a transaction or series of transactions which results in at least 50% of the combined voting power of the then outstanding voting Equity Securities of the Company (or any successor to the Company) immediately following the closing of such transaction (or series of transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the outstanding voting power of the Company immediately prior to such transaction (or series of transactions).

“Charter” shall mean the Company’s Second Amended and Restated Certificate of Incorporation, as filed on April 21, 2015, amended from time to time.

“Closing” shall have the meaning set forth in the Preamble.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.001 of the Company, or, in the event that the outstanding shares of common stock are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company or its Affiliates, such other stock or securities.

“Company” shall have the meaning set forth in the Preamble.

“Controlling Sponsors” shall mean, as of any date, the holder(s) of a majority of the Series A Preferred Stock that is held by all Sponsors as of such date.

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Covered Person” shall have the meaning set forth in Section 6.4.1.

“Drag-Along Notice” shall have the meaning set forth in Section 4.2.

“Drag-Along Sale Percentage” shall have the meaning set forth in Section 4.2.

“Drag-Along Sellers” shall have the meaning set forth in Section 4.2.

“Equity Securities” shall mean, with reference to the Company or any of its Subsidiaries, any shares of any of its capital stock, equity interests or any securities convertible into or exchangeable for any shares of its capital stock or other equity interests.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Warrants or Convertible Securities, the maximum number of shares of Common Stock for which or into which such Series A Preferred Stock, Series A-1 Preferred Stock, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Fair Market Value” shall have the meaning as determined by the Board in good faith taking into account relevant factors in accordance with applicable law (including applicable tax rules).

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, or (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives.

“Fully-Exercising Holder” shall have the meaning set forth in Section 5.1.2(a).

“GE Investor” shall mean GE Capital Equity Investments, Inc. and its Permitted Transferees.

“Governmental Authority” shall mean any United States or foreign government (federal, state or local), regulatory authority, governmental department, agency, commission, board, tribunal, bureau, governmental instrumentality, or court, judiciary or administrative authority or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or any province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Indemnitee” shall have the meaning set forth in Section 6.4.3.

“Independent Director” shall have the meaning set forth in Section 2.1.2(a).

“Indirect Rollover Investor” shall have the meaning set forth in the Preamble.

“Initial Public Offering” shall mean an initial public offering, after the Closing, of the Common Stock pursuant to an offering registered under the Securities Act, other than any such offerings which are registered on Forms S-4 or S-8 under the Securities Act.

“Initiating Sponsors” shall have the meaning set forth in Section 6.1.1.

“Issuance” shall have the meaning set forth in Section 5.

“Joinder Agreement” shall have the meaning set forth in the Preamble.

“Kinderhook” shall have the meaning set forth in Section 2.1.2(b).

“Majority Holders” shall mean, as of any date, the holders of a majority of the Shares outstanding on such date, other than the Shares held by the Sponsors, the Managers and their respective Affiliates.

“Managers” shall have the meaning set forth in the Preamble.

“New Securities” shall have the meaning set forth in Section 5.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Other Investors” shall have the meaning set forth in the Preamble.

“Other Securities” shall have the meaning set forth in Section 5.1.3.

“Oversubscription Period” shall have the meaning set forth in Section 5.1.2(a).

“Participating Buyer” shall have the meaning set forth in Section 5.1.2.

“Participating Seller” shall have the meaning set forth in Section 4.1.2 and 4.2.

“Participation Notice” shall have the meaning set forth in Section 5.1.1.

“Participation Offerees” shall have the meaning set forth in Section 5.1.1.

“Participation Portion” shall have the meaning set forth in Section 5.1.1(a).

“Permitted Transferee” shall mean any Person that acquires or receives Shares in a Transfer pursuant to Sections 3.1.1, 3.1.2 or 3.2.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Pre-Emptive Exercise Period” shall have the meaning set forth in Section 5.1.2(a).

“Price Per Equivalent Share” shall mean the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Warrants which are the subject of an Issuance pursuant to Section 5 hereof.

“Prospective Buyer” shall mean any Person proposing to purchase shares from a Prospective Selling Sponsor.

“Prospective Selling Sponsor” shall have the meaning set forth in Section 4.1 and Section 4.2.

“Prospective Subscriber” shall have the meaning set forth in Section 5.1.1(a).

“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of July 28, 2014 by and among Tectum, THI – Undercover Holdings, LLC, the Company and TA THI Buyer, Inc.

“Registrable Securities” shall mean (a) all shares of Common Stock, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any share of Series A Preferred Stock, Series A-1 Preferred Stock, Warrant or Convertible Security and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (a) or (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in each case constituting Shares. As to any particular Registrable Securities, such shares shall cease to be Registrable Securities when: (i) such shares shall have been Transferred in accordance with the terms of this Agreement by a holder of Shares to any person who is not a Permitted Transferee thereof or is not a Stockholder; (ii) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement; (iii) such securities shall have been Transferred pursuant to Rule 144; (iv) subject to the provisions of Section 10 hereof, such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration of them under the Securities Act or (v) such securities shall have ceased to be outstanding.

“Registrable Sponsor Securities” shall have the meaning set forth in Section 6.1.1.

“Rollover Investor” shall have the meaning set forth in the Recitals.

“Rollover Investor Director” shall have the meaning set forth in Section 2.1.2(b).

“Rollover Observer” shall have the meaning set forth in Section 2.2.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor rule).

“Rule 145 Transaction” shall mean a registration on Form S-4 pursuant to Rule 145 of the Securities Act (or any successor Form or provision, as applicable).

“Sale of the Company” shall mean a Change in Control following which or in connection with which the Sponsors have Transferred (other than to a Permitted Transferee) all of their Shares.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Series A Preferred Stock” shall mean the Company’s Series A Participating Convertible Preferred Stock, par value $0.001 per share.

“Series A-1 Preferred Stock” shall mean the Company’s Series A-1 Participating Convertible Preferred Stock, par value $0.001 per share

“Shares” shall mean all shares of Series A Preferred Stock, Series A-1 Preferred Stock or units of other Equity Securities originally issued to, or issued with respect to shares or units originally issued to, or held by, a Sponsor, Investor or Manager, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Warrants or Convertible Securities, including, with respect to a Manager, all shares of Common Stock issued upon the exercise, conversion or exchange of any Awards.

“Shelf Registration Statement” means a registration statement filed with the Commission on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a registration statement on Form S-3, an evergreen registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“SPA” shall have the meaning set forth in the Recitals.

“Sponsors” shall have the meaning set forth in the Preamble.

“Sponsor Director” shall have the meaning set forth in Section 2.1.2(a).

“Sponsor Nominated Directors” shall have the meaning set forth in Section 2.1.2(a).

“Sponsor Observer” shall have the meaning set forth in Section 2.2.

“Stockholders” shall have the meaning set forth in the Preamble.

“Sub Board” shall have the meaning set forth in Section 2.1.3.

“Subsidiary” shall mean any Person in which the Company owns, directly or indirectly, stock or other equity securities or interests possessing fifty percent (50%) or more of the total combined voting power of such Person or otherwise has the power to direct the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Tag-Along Notice” shall have the meaning set forth in Section 4.1.1.

“Tag-Along Sale Percentage” shall have the meaning set forth in Section 4.1.1(a).

“Tag-Along Sellers” shall have the meaning set forth in Section 4.1.2.

“Tectum” shall have the meaning set forth in the Recitals.

“Tectum Rollover Interests” shall have the meaning set forth in the Recitals.

“Total Equivalent Ownership” shall mean, with reference to any holder of Equity Securities, the total number of Equivalent Shares represented by the total number of Equity Securities owned by such holder of Equity Securities.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, distribution, encumbrance or other transfer or disposition (whether with or without consideration and whether voluntary, involuntary or by operation of law, including to the Company or any of its Subsidiaries) of any interest.

“Undersubscription Notice” shall have the meaning set forth in Section 5.1.2(a).

“Warrants” shall mean any warrants to subscribe for, purchase or otherwise directly acquire Capital Stock.

13. MISCELLANEOUS.

13.1 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. Actions, approvals and rights exercisable by the Company pursuant to this Agreement shall require the approval of the Board. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto or constitute any such party’s membership in a joint venture or other association.

13.2 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile or electronic mail (with confirmation of good transmission (in which case, it will be effective upon if sent prior to 5:00 p.m. (Eastern time) on a business day or on the following business day if received after 5:00 p.m. (Eastern time) or on a non-business day); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the business day after being deposited with such courier service);

in each case, to the address, facsimile number or electronic mail address listed below:

If to the Company:

TA THI Parent, Inc.

c/o TA Associates Management, L.P.

200 Clarendon Street

Boston, MA 02116

Attention: Jeffrey S. Barber

                 Michael S. Berk

Facsimile No.: [redacted]

Email: [redacted]

            [redacted]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: Jon M. Herzog

Facsimile No.: [redacted]

Email: [redacted]

If to any Stockholder, at the address set forth opposite such party’s name on Schedule II hereto.

Notice to the holder of record of any shares of Capital Stock shall be deemed to be notice to the holder of such shares for all purposes hereof. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13.3 Binding Effect, Etc. Except for the Purchase Agreement, the SPA, , the 2014 Stock Option Plan, the Award Agreements issued pursuant thereto and the restrictions applicable to Transfers of the Capital Stock set forth in other agreements, plans or other documents, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

13.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

13.5 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or signature pages in “.pdf”, “.tif” or similar format sent as an attachment to an electronic mail message), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

13.7 Use of GE Capital Name. Neither the Company, any director or officer, or any of their respective Affiliates, nor any of their respective representatives shall issue any press releases or other public disclosure using the name of the GE Investor or any of its Affiliates (whether in connection with the Company or otherwise) without obtaining the GE Investor’s prior written consent. Nothing in the immediately preceding sentence shall prevent any disclosure of the name of the GE Investor or its Affiliates to the extent (and only to the extent that) required by applicable law, provided that the person or entity making such disclosure shall nonetheless consult with the GE Investor prior to issuing such press release or other public disclosure.

13.8 Stockholder’s Rights as Creditor. Notwithstanding anything contained in this Agreement, any Investor who is a creditor or lender of the Company or its Subsidiaries shall be entitled to exercise all of its rights as a creditor or lender of the Company, as set forth in the applicable credit documents between such Investor and the Company, or as otherwise available to such Investor in its capacity as a creditor. Without limiting the generality of the foregoing, any such Investor, in exercising its rights as a creditor or lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its or any of its Affiliates’ status as a direct or indirect stockholder of the Company, (b) the interests of the Company or (c) any duty it or any of its Affiliates may have hereunder or otherwise to any other direct or indirect stockholder of the Company, except as may be required under the applicable credit documents or by commercial law applicable to creditors generally.

14. GOVERNING LAW.

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14.2 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, its joinder hereto or its acceptance of an Award under the 2014 Stock Option Plan, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.2 hereof is reasonably calculated to give actual notice.

14.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14.4 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:

TA THI PARENT, INC.

By:	/s/ William Reminder
Name:	William Reminder
Title:	Chief Executive Officer

[Signature Page to A&R Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE SPONSORS:

TA XI, L.P.

By: TA Associates XI GP, L.P.
Its General Partner

By: TA Associates, L.P.
Its General Partner

By:	/s/ Michael S. Berk
Name:	Michael S. Berk
Title:	Managing Director

TA INVESTORS IV, L.P.

By:	TA Associates, L.P.
Its General Partner

By:	/s/ Michael S. Berk
Name:	Michael S. Berk
Title:	Managing Director

[Signature Page to A&R Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE SPONSORS:

TA ATLANTIC AND PACIFIC VII-B L.P.

By:	TA Associates AP VII GP, L.P.
Its General Partner

By:	TA Associates, L.P.
Its General Partner

By:	/s/ Michael S. Berk
Name:	Michael S. Berk
Title:	Managing Director

TA ATLANTIC AND PACIFIC VII-A L.P.

By:	TA Associates AP VII GP, L.P.
Its General Partner

By:	TA Associates, L.P.
Its General Partner

By:	/s/ Michael S. Berk
Name:	Michael S. Berk
Title:	Managing Director

[Signature Page to A&R Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

MANAGER:

/s/ William Reminder
William Reminder

[Signature Page to A&R Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

MANAGER:

/s/ Kelly Kneifl
Kelly Kneifl

[Signature Page to A&R Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amended and Restated Stockholders Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

ROLLOVER INVESTOR:

THI – UNDERCOVER HOLDINGS, LLC

By:	/s/ William Reminder
Name:	William Reminder
Title:	CEO

INDIRECT ROLLOVER INVESTOR:

TECTUM HOLDINGS, LLC

By:	/s/ William Reminder
Name:	William Reminder
Title:	CEO

[Signature Page to A&R Stockholders Agreement]

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Amended and Restated Stockholders Agreement (the “Agreement”) dated as of April 21, 2015, and as amended from time to time, by and among TA THI Parent, Inc. (the “Company”) and the parties named therein, and for all purposes of the Agreement, the undersigned shall be included within the term [“Sponsor” / “Rollover Investor” / “Other Investor” / “Manager” / “Stockholder”] (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

Email:
Facsimile No.

[NAME OF UNDERSIGNED]

Schedule I

Capitalization Table

Schedule II

Stockholder Address Information

Sponsors:

Name	Address
TA XI L.P.	[redacted]
TA Investors IV, L.P.	[redacted]
TA Atlantic and Pacific VII-A, L.P.	[redacted]

TA Atlantic and Pacific VII-B, L.P.	[redacted]

Investors:

Name	Address
THI – Undercover Holdings, LLC	[redacted]

GE Capital Equity Investments, Inc.	[redacted]
Ares Capital Corporation	[redacted]
American Capital, Ltd.	[redacted]
Scott Bintz	[redacted]

Managers:

Name	Address
William Reminder	[redacted]

Kelly Kneifl	[redacted]